Exhibit 99.1

Jerash Reports Sequential Increased Gross Margin, Net Income in Fiscal Second Quarter

Continues to Scale Production with Paramount Ramp, Efficiency Gains

Rochester, New York – November 8, 2019 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today reported results for its fiscal 2020 second quarter, ended September 30, 2019.

Second Quarter Fiscal 2020 and Recent Highlights

•	Reported second quarter revenue of $30.6 million, with an additional $3.3 million in orders deferred to ship in October due to the timing of customer orders;
•	Generated gross margin of 23.9% in the quarter, up from 20.0% in the first quarter, reflecting favorable product mix, offset by continued absorption of startup costs for the newly acquired Paramount facility (“Paramount”);
•	Paramount ramp progressed with over 500 employees now trained and additional production capacity coming for second half Fiscal 2020;
•	Reported GAAP net income of $3.6 million, or $0.31 per diluted share, compared with net income of $1.5 million, or $0.14 per diluted share in the first quarter; and
•	On track to achieve an anticipated 8.0 million pieces in annual capacity and expected accretive contribution from Paramount in Fiscal 2021.

Management Commentary

Sam Choi, Chairman and Chief Executive Officer, stated: “We reported sequential increases in revenue, gross margin and net income for the fiscal second quarter, with additional revenue deferred to the third quarter due to the timing of customer orders. Revenue was driven by a combination of notably higher volume for an existing large customer, as well as multiple new customer accounts as we work to further expand capacity and diversify our customer base. These new customer account order volumes are pre-booked and are expected to grow further in the second half of the year, giving us confidence in our year-over-year topline growth outlook. As our customer pipeline continues to grow and diversify, we look forward to expanded production of warmer season goods in what we believe will be a record fiscal second half.

“We have made substantial progress on our new Paramount facility, which is expected to add 1.5 to 1.8 million pieces in additional annual capacity. Our first 500-plus workers are now trained, and we are focused on increasing productivity from these new hires. We will also train an additional 500 workers in the coming months to bring this plant to its initial full run rate ahead of fiscal 2021. When fully staffed with trained workers, we expect the beginning capacity expansion to represent a minimum 23% year over year increase from fiscal 2019, with potential upside from added efficiency, workshop expansion and order mix. In fact, we anticipate shipping in excess of 8 million pieces in Fiscal 2020, demonstrating the potential scalability of our facilities.

“Finally, we are saddened by the passing of our Chief Financial Officer Rich Shaw. Rich was a good friend, and instrumental to our success as a publicly traded company, both in preparing for our IPO and over the past many quarters as a Nasdaq listed firm. Our finance team has worked tirelessly to assume his duties in the near term, and we are now conducting a search for his successor. He will be well missed by all of us in the Company and in the financial community.”

Fiscal 2020 Second Quarter Financial Results

For the second fiscal quarter of 2020, Jerash reported total revenue of $30.6 million, a decrease of $2.9 million or 8.5% from $33.5 million in the same period in fiscal 2019, and an increase from $22.5 million in the fiscal first quarter. The current year second quarter was reduced by $3.3 million in orders that deferred for shipment into the fiscal third quarter due to the timing of customer orders, while the prior year second quarter was increased by $2.5 million in orders deferred into the quarter due to timing of the Ramadan and the Eid al-Fitr holidays. While shipment timing can vary historically between Jerash’s fiscal first and second quarter, the Company continued to fully utilize its production capacity in the first fiscal half of 2020. The Company’s ongoing training and production ramp programs at Paramount will expand production capabilities with the addition of an expected 1.5 million to 1.8 million pieces of additional annual capacity for further growth opportunities. Sales to new customers accounted for 8% of fiscal second quarter revenue, with additional capacity demand from those new accounts.

Gross margin in the quarter was 23.9%, compared with 24.9% in the fiscal 2019 second quarter, and 20.0% in the fiscal 2020 first quarter. The year-over-year change in gross margin was attributable to continued higher average costs associated with the start up costs for the newly acquired Paramount facility. The sequential increased in gross margin reflected improved Paramount productivity and favorable product mix in shipped orders during the fiscal 2020 second quarter. Year-to-date gross margin was approximately 22%.

Operating expenses for the fiscal 2020 second quarter were $3.1 million, compared with $2.3 million in fiscal 2019 and $2.6 million in the preceding quarter. Operating expenses included additional costs related to initial Paramount training and production, the dormitory land purchase and construction costs in Jordan, and additional repair and upgrade costs to Company facilities.

Operating income for the fiscal 2020 second quarter was $4.2 million, compared with operating income of $1.9 million in the first quarter and $6.1 million in the prior year second quarter. The sequential increase reflects the improved gross margin and increased operating efficiency as Jerash ramps production volume at Paramount, while the year-over-year decrease reflects changes in revenue timing and gross margin.

GAAP net income for the second fiscal quarter of 2020 was $3.6 million, or $0.31 per diluted share, based on approximately 11.5 million diluted shares outstanding.

“Second quarter demonstrated meaningful improvement in overall operating results, in line with our expectations detailed in our first quarter call,” said Karl Brenza, Head of US Operations. “Overall production was up in the quarter, with a portion of these orders deferring shipment, and thereby deferring revenue recognition, into the fiscal third quarter. We continue to operate in a fully loaded environment at our legacy factories while bringing on new capacity at the Paramount facility. The Paramount facility is expected to become a net contributor to our operations. We are pleased to demonstrate a sequential increase in profitability as a result of continued execution of our expansion plans, while setting up for an anticipated record revenue second half as we continue our efforts to balance our revenue between cold weather and warm weather garments and further diversify our customer base.”

Balance Sheet, Cash Flow and Dividends

Cash and restricted cash at September 30, 2019 was $24.4 million, compared with $27.8 million at March 31, 2019. Inventory was $13.1 million at September 30, 2019, primarily comprised of fabric, work in progress and finished garments, compared with $21.1 million at March 31, 2019, and accounts receivable were $14.3 million at September 30, 2019, compared with $4.0 million at March 31, 2019. Jerash approved payment of a regular quarterly dividend of 5 cents per share on the Company’s common stock on or about November 26, 2019, to shareholders of record on November 18, 2019.

Outlook

For fiscal 2020, Jerash anticipates continued revenue growth through both expanding business with existing customers and the addition of new customers. Total revenues for fiscal 2020 are projected to be in excess of $100 million, representing what is expected to be at least 17% organic growth over fiscal 2019.

Conference Call

The Company will conduct a conference call and webcast to review its fiscal second quarter 2020 results on Friday, November 8, 2019, at 9:00 a.m. ET. Interested parties in the United States can access the call by dialing 844-407-9500; interested parties outside the United States can access the call by dialing +1-862-298-0850. Callers should dial in at least 5 minutes prior to the call start time. A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. A replay of the conference call will be available until November 15, 2019, by calling +1-919-882-2331 and entering conference ID number 56772.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, Columbia, VF Corporation (which owns brands such as The North Face, Timberland, Jansport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Its production facilities are currently made up of four factory units and three warehouses and currently employ approximately 3,900 people. The total annual capacity at its facilities is expected to be approximately 8.0 million pieces by the end of calendar year 2019. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

JERASH HOLDINGS (US), INC.,
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2019	2019
	(Unaudited)
ASSETS
Current Assets:
Cash	$23,597,904	$27,182,158
Accounts receivable	14,307,200	4,020,369
Inventories	13,050,654	21,074,243
Prepaid expenses and other current assets	3,603,987	2,630,727
Advance to suppliers	668,001	443,395
Total Current Assets	55,227,746	55,350,892

Restricted cash	796,876	652,310
Long-term deposits	-	810,172
Deferred tax assets	81,461	81,461
Property, plant and equipment, net	5,341,076	2,356,262
Right of use assets	1,288,159	-
Total Assets	$62,735,318	$59,251,097

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$16,049	$648,711
Accounts payable	1,856,709	3,378,258
Accrued expenses	2,167,835	1,539,147
Income tax payable	610,402	1,164,238
Other payables	1,309,277	855,527
Operating lease liabilities – current	266,862	-
Total Current Liabilities	6,227,134	7,585,881

Operating lease liabilities – non-current	639,532	-
Income tax payable – non-current	1,403,087	1,403,087
Total Liabilities	8,269,753	8,988,968

Commitments and Contingencies

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 11,325,000 shares issued and outstanding	11,325	11,325
Additional paid-in capital	15,150,722	14,956,767
Statutory reserve	212,739	212,739
Retained earnings	38,796,470	34,786,735
Accumulated other comprehensive loss	(10,683)	(14,440)
Total Shareholder's Equity	54,160,573	49,953,126

Noncontrolling interest	304,992	309,003
Total Equity	54,465,565	50,262,129

Total Liabilities and Equity	$62,735,318	$59,251,097

JERASH HOLDINGS (US), INC.,

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2019	2018	2019	2018

Revenue, net	$30,611,119	33,464,397	53,138,444	51,827,482
Cost of goods sold	23,308,762	25,115,416	41,323,384	38,818,710
Gross Profit	7,302,357	8,348,981	11,815,060	13,008,772

Selling, general and administrative expenses	2,919,920	2,098,442	5,543,602	4,077,082
Stock-based compensation expenses	193,955	193,954	193,955	3,399,934
Total Operating Expenses	3,113,875	2,292,396	5,737,557	7,477,016

Income from Operations	4,188,482	6,056,585	6,077,503	5,531,756

Other Expense:
Other expense, net	5,059	6,832	9,592	1,252
Total other expense, net	5,059	6,832	9,592	1,252

Net Income before provision for income tax	4,183,423	6,049,753	6,067,911	5,530,504

Income tax expense	594,687	1,463,000	929,687	1,829,000

Net income	3,588,736	4,586,753	5,138,224	3,701,504

Net loss attributable to noncontrolling interest	4,011	17	4,011	25

Net income attributable to Jerash Holdings (US), Inc.'s Common Shareholders	$3,592,747	$4,586,770	$5,142,235	$3,701,529

Net Income	$3,588,736	$4,586,753	$5,138,224	$3,701,504
Other Comprehensive Income:

Foreign currency translation gain	2,946	817	3,757	9,780

Total Comprehensive Income	3,591,682	4,587,570	5,141,981	3,711,284
Comprehensive (loss) income attributable to noncontrolling interest	-	(17)	-	128
Comprehensive Income Attributable to Jerash Holdings (US), Inc.'s Common Shareholders	$3,591,682	$4,587,587	$5,141,981	$3,711,156

Earnings Per Share Attributable to Common Shareholders:
Basic	$0.32	$0.41	$0.45	$0.33
Diluted	$0.31	$0.40	$0.45	$0.33
Weighted Average Number of Shares
Basic	11,325,000	11,325,000	11,325,000	11,074,945
Diluted	11,507,071	11,380,314	11,496,803	11,230,299